EXHIBIT 99.1

Community Bancorp. Reports Seconds Quarter 2021 Earnings;

Continued Strong Growth in Deposits, Earnings and Assets

For immediate release

Derby, VT: July 26, 2021 --- Community Bancorp., (OTCQX:CMTV) Community National Bank has reported earnings for the second quarter ended June 30, 2021, of $3,046,406 or $0.57 per share, an increase of $204,095, or 7.2% compared to $2,842,311 or $0.54 per share for the second quarter of 2020. Year to date earnings for 2021 are $6,072,107 or $1.13 per share compared to $4,703,550 or $0.89 per share a year ago.

Total assets for the Company at June 30, 2021 were $925,498,638 compared to $918,233,284 at year-end 2020 and $822,980,551 as of June 30, 2020. The year over year asset growth has been driven by an increase in the available-for-sale investment portfolio in the amount of $47.5 million, offset by a decrease in loans of $16.7 million due primarily to the maturing of municipal investments at the end of the annual municipal finance cycle for school districts in Vermont. Total deposit balances have increased $100.5 million, or 14.4%, year over year.

Net interest income for the second quarter ended June 30, 2021 increased $526,641, or 7.5%, to $7.5 million, compared to $7.0 million for the same quarter in 2020, due primarily to a $396,115 decrease in interest on deposits, a major component of interest expense. Net interest income for the six months ended June 30, 2021 increased $2.0 million, or 15.0%, to $15.3 million, compared to $13.3 million year over year, due in part to an increase of $933,361, or 6.1%, in interest and fees on loans, and a decrease of $940,408, or 41.3%, in interest on deposits.

The provision for loan losses for the second quarter of 2021 was $267,501 compared to $307,499 for the same quarter in 2020. Current year to date provision for loan losses was $534,998 compared to $684,002 for the same period in 2020. The year over year decrease primarily reflects negligible net charge off activity this year, compared to higher than anticipated loan charge off activity as well as core loan growth during the first quarter of 2020.

Total non-interest income for the second quarter ended June 30, 2021 of $1,768,535 increased 0.4% from $1,762,102 for the same quarter in 2020. Total non-interest income for the six months ended June 30, 2021 was $3,340,766 compared to $3,115,809 for the six months ended June 30, 2020, an increase of $224,957, or 7.2% year over year. Total non-interest expenses increased $281,943, or 5.7% for the second quarter comparison period, and $553,774, or 5.5%, year over year.

Equity capital grew to $80.7 million, with a book value per share of $14.81 as of June 30, 2021, compared to equity capital of $72.8 million and a book value of $13.52 as of June 30, 2020.

President and CEO Kathryn Austin commented on the Company’s results: “Our Company continued to perform strongly in the second quarter of 2021 as our commitment to community banking aligns with improved, post-pandemic economic and business activity. Our overall loan growth continued to be strong, with excellent management, as demonstrated by our low loan loss provisions. The historically low-interest rate environment reduced our interest expense, while our deposit base continued to grow. We remain focused on serving our customers and communities as the cornerstone of our strategy of responsible, profitable growth.”

As previously announced, the Company has declared a quarterly cash dividend of $0.22 per share payable August 1, 2021 to shareholders of record as of July 15, 2021.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.

For more information, contact:

Kathryn Austin, President & CEO at (802) 334-7915